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                                                                    Exhibit 23.1


                          Independent Auditors' Consent


The Board of Directors
Exchange National Bancshares, Inc.:

We consent to the use of our report dated February 15, 2002, with respect to the consolidated balance sheets of Exchange National Bancshares, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                                        /s/ KPMG LLP



St. Louis, Missouri
November 20, 2002